FOR IMMEDIATE RELEASE

Lear Contact:
Mel Stephens
(248) 447-1624

AREP Contact:
Sue Zippo
(212) 702-4310

Lear And American Real Estate Partners, L.P. Announce
A Merger Agreement Whereby Lear Will Be Acquired For
Approximately $5.3 Billion

Southfield, Michigan, February 9, 2007 - Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating, electronics and electrical distribution systems and American Real Estate Partners, L.P. [NYSE: ACP], ”AREP”, a diversified holding company engaged in a variety of businesses and an affiliate of Carl C. Icahn, today announced that they have entered into an agreement for Lear to be acquired by AREP, in a transaction valued at approximately $5.3 billion, including the assumption of debt. Under the terms of the agreement, Lear shareholders would receive $36.00 per share in cash. Closing is expected to occur by the end of the second quarter of 2007.

Under the terms of the agreement, Lear may solicit alternative proposals from third parties for a period of 45 days from the execution of the agreement and intends to consider any such proposals with the assistance of its independent advisors. In addition, Lear may, at any time, subject to the terms of the merger agreement, respond to unsolicited proposals. If Lear accepts a superior proposal, a break-up fee would be payable to AREP.

“Following a very thorough review of the proposed transaction, our Board unanimously concluded that the AREP offer was in the best interests of Lear’s shareholders,” commented Bob Rossiter, Lear’s chairman of the board and chief executive officer. “We believe that the transaction price, which represents approximately a 6x EV/EBITDA multiple based on Lear’s previously announced core business financial outlook for 2007, provides shareholders with significant value. Furthermore, we intend to solicit other offers to ensure that value is maximized for all of our shareholders,” Rossiter added.

“Lear is an excellent company with a strong management team in place,” said Carl Icahn. “We look forward to working with Lear’s team to improve its long-term competitiveness, capitalize on growth opportunities globally and to build an even stronger and more valuable company in the future.”

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In connection with the transaction, J.P. Morgan Securities Inc. served as a financial advisor and Winston & Strawn, LLP served as legal counsel to a Special Committee of Lear’s Board of Directors. Bank of America provided American Real Estate Partners, L.P. with debt financing commitments for this transaction.

The agreement is subject to the affirmative vote of the holders of a majority of the outstanding shares of Lear common stock, regulatory filings and approvals and other customary closing conditions. No assurances can be given that these conditions will be satisfied or that the proposed transaction will be consummated on the terms contemplated or at all. Upon the closing of the transaction, shares of Lear common stock will no longer be listed on the New York Stock Exchange or publicly-traded.

About Lear Corporation

Lear Corporation is one of the world's largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.8 billion in 2006, Lear ranks #127 among the Fortune 500. Lear's world-class products are designed, engineered and manufactured by a diverse team of 104,000 employees at 275 facilities in 33 countries. Lear's headquarters are in Southfield, Michigan. Further information about Lear is available on the Internet at http://www.lear.com.

About AREP

AREP, a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses include gaming, real estate and textiles. To learn more about AREP, please visit the Internet at http://www.arep.com.

Lear Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, fluctuations in the production of vehicles for which the Company is a supplier, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company's ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company's warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company's key customers and suppliers, raw material costs and availability, the Company's ability to mitigate the significant impact of increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the finalization of the Company's restructuring strategy and other risks described from time to time in the Company's Securities and Exchange Commission filings.

The forward-looking statements in this news release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

AREP Forward-Looking Statements

This news release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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